Exhibit 99.1

Oppenheimer Holdings Inc. Reports First Quarter 2023 Earnings

New York, April 28, 2023 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $14.6 million or $1.32 basic earnings per share for the first quarter of 2023, an increase of approximately 57.3%, compared with net income of $9.3 million or $0.75 basic earnings per share for the first quarter of 2022. Revenue for the first quarter of 2023 was $321.7 million, an increase of 20.9%, compared to revenue of $266.0 million for the first quarter of 2022.
Albert G. Lowenthal, Chairman and CEO commented, "The profitable results for the quarter reflect our ability to continue supporting and advising our clients and prudently managing our business in all types of markets. Due to a combination of macroeconomic factors and turmoil within the regional banking industry, the equity and fixed income markets were volatile during the first quarter of the year. Convinced that Federal Reserve ("FED") tightening would soon end, the equity markets rallied to start the year. However, unexpected bank failures created large uninsured bank deposit withdrawals at certain regional banks that led to the fear of a broader bank contagion. Early action by the regulators to provide liquidity to banks seems to have dramatically slowed the move of funds into money market funds and short-term government securities. While the Company did not have any direct exposures to the failed institutions, the events caused a reaction in equity and fixed income markets, impacted portfolio turnover and our transaction-based revenues. Rising interest rates and fear of a recession significantly limited issuers' access to capital, resulting in markedly lower investment banking revenues associated with new equity issuances and secondary offerings. Strong M&A advisory fees and trading revenues offset some of the weakness seen in the IPO market.

Our Wealth Management business continues to perform well, as its revenue mix has benefited from the rising interest rate environment. Income from our FDIC-insured bank deposit program and interest income on margin loans approached record quarterly levels as a result of the FED’s 50 basis point rate increase during the quarter. These revenue increases were partially offset by lower valuations in client portfolios, which drove decreased fee income.

Despite the volatility and market stress seen in the first quarter, the Company continues to maintain a strong balance sheet with capital near its historic highs and ample levels of liquidity. During the first quarter, the Company took advantage of the lower level of its share price to purchase 95,055 shares (approximately 1%) of its Class A non-voting common stock at an average price of $38.79 per share in the open market under its share repurchase program. This resulted in 10,975,723 shares of Class A non-voting common stock remaining outstanding at March 31, 2023. We remain confident in the resiliency of our platform and our ability to provide essential investment services to our clients."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	1Q-23	1Q-22
Revenue	$321,679	$266,028
Compensation Expense	$206,292	$186,031
Non-compensation Expense	$96,338	$65,784
Pre-Tax Income	$19,049	$14,213
Income Taxes	$4,585	$4,435
Net Income (1)	$14,617	$9,292
Earnings Per Share (Basic) (1)	$1.32	$0.75
Earnings Per Share (Diluted) (1)	$1.22	$0.69
Book Value Per Share	$72.27	$66.45
Tangible Book Value Per Share (2)	$56.92	$52.58
Private Client
Revenue	$203,421	$150,847
Pre-Tax Income	$54,456	$24,146
Assets Under Administration (billions)	$108.9	$117.2
Asset Management
Revenue	$23,959	$27,117
Pre-Tax Income	$6,481	$9,474
Assets Under Management (billions)	$39.3	$42.7
Capital Markets
Revenue	$90,282	$85,051
Pre-Tax Income (Loss)	$(15,477)	$1,166

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Gross revenue, net income, and earnings per share for the first quarter of 2023 primarily reflected increases in our interest sensitive revenues, growth in M&A advisory fees and stronger sales and trading revenues partially offset by lower activity levels and valuations in client portfolios
•Assets under administration and under management were both at reduced levels at March 31, 2023 when compared with the same period last year
•Non-compensation expenses increased from the prior year quarter largely due to higher interest expense and legal costs
•Near record revenues in the Private Client segment are largely attributed to higher bank deposit sweep income and margin interest revenue, which benefited from higher short-term interest rates
•The Company repurchased 95,055 shares of Class A non-voting common stock during the first quarter of 2023 under its previously announced share repurchase program, or approximately 1% of shares outstanding at year-end 2022
•Book value and tangible book value per share increased from the prior year period largely as a result of share repurchases and positive earnings

Private Client
Private Client reported revenue for the current quarter of $203.4 million, 34.9% higher compared with a year ago mostly due to an increase in bank deposit sweep income and margin interest income driven by higher short-term interest rates. Pre-tax income of $54.5 million in the current quarter resulted in a pre-tax profit margin of 26.8%. Financial advisor headcount at the end of the current quarter was 959 compared to 993 at the end of the first quarter of 2022.

Revenue:
•Retail commissions decreased 9.8% from a year ago primarily due to lower client activity in volatile markets
•Advisory fees decreased 13.5% due to lower valuations of assets under management
•Bank deposit sweep income increased $44.6 million from a year ago due to higher short-term interest rates
•Interest revenue approached a record high and increased 152.6% from a year ago due to higher short-term interest rates
•Other revenue increased primarily due to increases in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in fair value of the policies' underlying investments
Total Expenses:
•Compensation expenses decreased 4.8% from a year ago primarily due to decreased production
•Non-compensation expenses increased 100.7% from a year ago primarily due to higher interest expense and legal costs

('000s, except otherwise indicated)
	1Q-23	1Q-22

Revenue	$203,421	$150,847
Commissions	$46,636	$51,677
Advisory Fees	$76,583	$88,527
Bank Deposit Sweep Income	$48,909	$4,354
Interest	$20,579	$8,147
Other	$10,714	$(1,858)

Total Expenses	$148,965	$126,701
Compensation	$95,074	$99,855
Non-compensation	$53,891	$26,846

Pre-Tax Income	$54,456	$24,146

Compensation Ratio	46.7%	66.2%
Non-compensation Ratio	26.5%	17.8%
Pre-Tax Margin	26.8%	16.0%

Assets Under Administration (billions)	$108.9	$117.2
Cash Sweep Balances (billions)	$4.4	$8.1

Asset Management

Asset Management reported revenue for the current quarter of $24.0 million, 11.6% lower compared with a year ago. Pre-tax income was $6.5 million, a decrease of 31.6% compared with the prior year period.

Revenue:
•Advisory fee revenue decreased 11.7% due to reduced management fees resulting from the lower net value of assets under management
Assets under Management (AUM):
▪AUM were at reduced levels of $39.3 billion at March 31, 2023, which is the basis for advisory fee billings for April 2023
▪The decrease in AUM was comprised of lower asset values of $3.1 billion on existing client holdings and a net distribution of assets of $0.3 billion
Total Expenses:
•Compensation expenses were up 7.5% from a year ago which was primarily related to increases in incentive compensation
•Non-compensation expenses were down 6.6% when compared to the prior year period mostly due to lower external portfolio management costs which is directly related to the decrease in AUM, partially offset by higher travel-related expenses

('000s, except otherwise indicated)
	1Q-23	1Q-22

Revenue	$23,959	$27,117
Advisory Fees	$23,954	$27,113
Other	$5	$4

Total Expenses	$17,478	$17,643
Compensation	$7,615	$7,086
Non-compensation	$9,863	$10,557

Pre-Tax Income	$6,481	$9,474

Compensation Ratio	31.8%	26.1%
Non-compensation Ratio	41.2%	38.9%
Pre-Tax Margin	27.1%	34.9%

AUM (billions)	$39.3	$42.7

Capital Markets

Capital Markets reported revenue for the current quarter of $90.3 million, 6.2% higher when compared with the prior year period. Pre-tax loss was $15.5 million compared with pre-tax income of $1.2 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 27.5% compared with a year ago due to an increase in M&A transactions
•Equity underwriting fees decreased 34.6% compared with a year ago due to a continued market slowdown in equity IPOs and secondary offerings, including SPAC issuances
•Fixed income underwriting fees were down 54.9% compared with a year ago primarily driven by lower deal volumes during the first quarter of 2023
Sales and Trading
•Equities sales and trading revenue decreased 11.8% compared with a year ago due to reduced volumes in the equities market compared to the levels in the prior year period
•Fixed income sales and trading revenues increased 38.4% compared with a year ago primarily due to both an increase in trading income attributable to wider spreads and also increased activity due to high volatility during the period

Total Expenses:
•Compensation expenses increased 27.5% compared with a year ago primarily due to opportunistic hiring and increased incentive compensation
•Non-compensation expenses were 22.4% higher than a year ago primarily due to an increase in interest expense in financing inventories

('000s)
	1Q-23	1Q-22

Revenue	$90,282	$85,051

Investment Banking	$36,281	$32,975
Advisory Fees	$27,937	$21,905
Equities Underwriting	$7,343	$11,236
Fixed Income Underwriting	$897	$1,987
Other	$104	$(2,153)

Sales and Trading	$53,379	$51,603
Equities	$31,686	$35,928
Fixed Income	$21,693	$15,675

Other	$622	$473

Total Expenses	$105,759	$83,885
Compensation	$76,796	$60,223
Non-compensation	$28,963	$23,662

Pre-Tax Income (Loss)	$(15,477)	$1,166

Compensation Ratio	85.1%	70.8%
Non-compensation Ratio	32.1%	27.8%
Pre-Tax Margin	(17.1)%	1.4%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on May 26, 2023 to holders of Class A non-voting and Class B voting common stock of record on May 12, 2023
•Compensation expense as a percentage of revenue was lower at 64.1% during the current period versus 69.9% during the same period last year due to revenue increasing by a higher rate than compensation expenses
•The effective tax rate for the current period was 24.1% compared with 31.2% for the prior year period and reflects the Company's estimate of the annual effective tax rate. The effective tax rate for the first quarter of 2023 was positively impacted by favorable permanent items, such as tax windfalls related to the vesting of restricted stock awards

(In millions, except number of shares and per share amounts)
	1Q-23	1Q-22
Capital
Stockholders' Equity (1)	$800.4	$814.4
Regulatory Net Capital (2)	$440.0	$440.4
Regulatory Excess Net Capital (2)	$418.0	$411.4

Common Stock Repurchases
Repurchases	$3.7	$16.2
Number of Shares	95,055	377,313
Average Price	$38.79	$42.82

Period End Shares	11,075,388	12,255,839
Effective Tax Rate	24.1%	31.2%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and Annual Report on Form 10-K for the year ended December 31, 2022.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended March 31,
	2023	2022	% Change
REVENUE
Commissions	$86,697	$98,321	(11.8)
Advisory fees	100,544	115,766	(13.1)
Investment banking	37,965	38,470	(1.3)
Bank deposit sweep income	48,909	4,354	1,023.3
Interest	24,941	9,517	162.1
Principal transactions, net	13,490	2,364	470.6
Other	9,133	(2,764)	*
Total revenue	321,679	266,028	20.9
EXPENSES
Compensation and related expenses	206,292	186,031	10.9
Communications and technology	22,440	21,585	4.0
Occupancy and equipment costs	15,901	14,690	8.2
Clearing and exchange fees	6,263	5,976	4.8
Interest	13,142	2,512	423.2
Other	38,592	21,021	83.6
Total expenses	302,630	251,815	20.2

Pre-tax Income	19,049	14,213	34.0
Income taxes	4,585	4,435	3.4
Net Income	$14,464	$9,778	47.9

Less: Net income (loss) attributable to non-controlling interest, net of tax	(153)	486	*
Net income attributable to Oppenheimer Holdings Inc.	$14,617	$9,292	57.3

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$1.32	$0.75	76.0
Diluted	$1.22	$0.69	76.8

Weighted average number of common shares outstanding
Basic	11,092,603	12,467,632	(11.0)
Diluted	11,963,492	13,499,334	(11.4)

Period end number of common shares outstanding	11,075,388	12,255,839	(9.6)
* Percentage not meaningful